Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact
(310) 893-7456 or investorrelations@kbhome.com

KB Home Announces Cash Tender Offer for Senior Notes Due 2021

LOS ANGELES (May 25, 2021) — KB Home (NYSE: KBH) today announced the commencement of a cash tender offer (the “Offer”) for any and all of its outstanding 7.000% Senior Notes due 2021 (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated as of the date hereof (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery attached thereto (the “Notice of Guaranteed Delivery”). The Offer to Purchase and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents”.

The Offer will expire at 5:00 p.m., New York City time, on June 8, 2021, unless extended or earlier terminated by KB Home (such date and time, as they may be extended for the Offer, the “Expiration Date”).

Title of Security	CUSIP Number	Principal Amount Outstanding	Offer Consideration per $1,000 Principal Amount of Notes
7.000% Senior Notes due 2021	48666KAT6	$450,000,000	$1,017.25

Holders must validly tender their Notes, or deliver a properly completed and duly executed Notice of Guaranteed Delivery at or prior to the Expiration Date to be eligible to receive the Offer Consideration (as shown in the table above). In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest on those Notes from the last interest payment date to, but not including, the Settlement Date (as defined in the Offer to Purchase) (such amount, the “Accrued Interest”). The Company expects the Settlement Date to occur on June 9, 2021. Notes tendered by Notice of Guaranteed Delivery and accepted for purchase will be purchased on the third business day after the Expiration Date, but payment of Accrued Interest on such Notes will only be made to, but not including, the Settlement Date.

Tendered Notes may be validly withdrawn from the Offer at or any time prior to the Expiration Date (such time and date, the “Withdrawal Deadline”), unless extended or earlier terminated by KB Home as described in the Offer to Purchase. Tendered Notes may not be withdrawn after the Withdrawal Deadline except as required by law.

The Offer is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase and is not conditioned upon the tender of any minimum principal amount of Notes. If any of the conditions are not satisfied, subject to applicable law, KB Home may in its sole discretion terminate the Offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes, may extend the Expiration Date or may otherwise amend the Offer in any respect. KB Home expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the Offer at any time.

The complete terms and conditions of the Offer are set forth in the Offer Documents that are being sent to holders of the Notes. Holders are urged to read the Offer Documents carefully when they become available, consult their own investment and tax advisers and make their own decisions whether to tender Notes in the Offer, and, if so, the principal amount of Notes to tender.

The Offer is open to all holders of Notes. A beneficial owner of Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”), must instruct such Custodian to tender such Notes on the beneficial owner’s behalf in a timely manner. Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in the Offer.

KB Home has retained BofA Securities, Inc. to act on its behalf as Dealer Manager and Global Bondholder Services Corporation to serve as Depositary and Information Agent in connection with the Offer. For assistance regarding the terms of the Offer, please contact BofA Securities, Inc at (980) 388-3646 (collect). Requests for documents regarding the Offer may be directed to Global Bondholder Services Corporation by telephone at (866) 470-3700 (toll-free) or (212) 430-3774 (collect).

Copies of the Offer Documents are available at the following web address: https://www.gbsc-usa.com/kbhome/.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes. The Offer is being made pursuant to the Offer Documents, including the Offer to Purchase that KB Home is distributing to holders of the Notes. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of KB Home, the Dealer Manager, the Trustee (as defined in the Offer to Purchase) or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offer.

About KB Home

KB Home is one of the largest and most recognized homebuilders in the United States and has been building quality homes for over 60 years. Today, KB Home operates in 45 markets across eight states, serving a wide array of buyer groups. What sets KB Home apart is how it gives its customers the ability to personalize their homes from homesites and floor plans to cabinets and countertops, at a price that fits their budget. KB Home is the first builder to make every home it builds ENERGY STAR® certified. In fact, KB Home goes beyond the EPA requirements by ensuring every ENERGY STAR certified KB home has been tested and verified by a third-party inspector to meet the EPA’s strict certification standards, which help to lower the cost of ownership and to make its new homes healthier and more comfortable than new ones without certification. KB Home also works with its customers every step of the way, building strong personal relationships so they have a real partner in the homebuying process, and the experience is as simple and easy as possible. Learn more about how KB Home builds homes built on relationships by visiting kbhome.com.

Forward-Looking and Cautionary Statements

Statements contained in this press release that state KB Home’s or its management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, KB Home cannot assure you that the Offer will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. KB Home disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

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